CERTIFICATE AND AGREEMENT OF MERGER

                                       OF

                            OLYMPIC ENVIRONMENTAL LTD
                   A Nevada corporation (file # C 10072-1993)
       Pursuant to Section 92a (inclusive) et seq. Nevada Revised Statutes

                                      INTO

                               VOYAGER GROUP INC.
 A Nevada corporation (file # C15403-1996) as the surviving corporation Pursuant to Section 92a (inclusive) et seq., Nevada Revised Statutes


AGREEMENT OF MERGER dated this 8th day of June 2002 between OLYMPIC ENVIRONMENTAL LTD, a Nevada Corporation, and all of the Directors thereof and VOYAGER GROUP INC., a Nevada Corporation and all of the Directors thereof, the two corporations being thereinafter sometimes called the Constituent Corporation.

WHEREAS the Board of Directors of each of the merging corporations deem it advisable and general to the welfare of the Constituent Corporation that these corporations merge under the terms and conditions hereafter set forth, such merger to be effected pursuant to statutes of the State of Nevada, and it has approved and authorized the form of agreement and merger.

WHEREAS OLYMPIC ENVIRONMENTAL LTD. is a corporation duly organized under the laws of the State of Nevada (Nevada file # C 10072-1993), having been incorporated August 17, 1993 with authorized capital stock consisting of 250,000,000 shares of common stock with a par value of $.001 per share of which 58,439,261shares (fifty eight million four hundred thirty nine thousand two hundred and sixty one) are issued and outstanding;

WHEREAS VOYAGER GROUP INC. is a corporation duly organized under the laws of the State of Nevada (Nevada file # C15403-1996), having been incorporated July 17, 1996 with authorized capital stock consisting of 7,000,000,000 shares of common stock with one vote per share, of which 6,522,412,585 shares are issued and outstanding:

WHEREAS the laws of the State of Nevada allow such a merger, and the merging corporations desire to merge.

NOW THEREFORE, in consideration of the promises and mutual agreements and covenants herein contained, it is agreed that OLYMPIC ENVIRONMENTAL LTD, a Nevada Corporation (file # C 10072-1993) and VOYAGER GROUP INC., a Nevada

Corporation (FILE # C15403-1996), which shall be the surviving corporation, and the terms and conditions of such merger and the mode of carrying it into effect are and shall be as follows:

1. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be NEOTERIC GROUP, INC.. The separate existence of OLYMPIC ENVIRONMENTAL, LTD. (file # C 10072-1993) a Nevada corporation shall cease at the effective time of the merger, except insofar as it may be continued by law or in order to carry out the purpose of this Agreement of Merger and except as continued in the surviving Corporation.

2. ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of the surviving Corporation shall be the Articles of Voyager Group, Inc.

3. BYLAWS. The Bylaws of the surviving Corporation shall be the Bylaws of Voyager Group, Inc.

4.      BOARD OF DIRECTORS AND  OFFICERS.  The members of the Board of Directors and officers of the Surviving Corporation immediately after the effective date of merger shall be the Officers and Directors of Voyager Group, Inc.

5. CONVERSION OF SHARES. The manner of converting the shares of the merging corporations into the shares of the surviving Corporation shall be set forth in this paragraph as follows:

         5 (five) days after the effective date of the merger, each issued and outstanding share of stock of OLYMPIC ENVIRONMENTAL LTD (file #C 10072-1993)., without any action on the part of the holder thereof, shall automatically be converted into 3 (three) shares of the surviving corporation, on a share per share basis and be deemed to retain the original date of issuance.

6. RIGHTS OF SHAREHOLDERS. After the effective date of the merger, and filing of the Agreement of Merger, shareholders of OLYMPIC ENVIRONMENTAL, LTD shall cease to have any rights as a shareholder of OLYMPIC ENVIRONMENTAL LTD except insofar as these rights may be continued by the furthering of this Agreement or statue, and shall assume the rights of a shareholder of the surviving Corporation.

7. AUTHORIZATION. The parties hereto acknowledge and respectively represent that this Merger Agreement is authorized by the respective jurisdictions of the Merging Corporations, and that the matter was approved by the various meetings of the shareholders of the Merging Corporations. The various shareholders voted as follows:

CORPORATION                  AUTHORIZED              OUTSTANDING                 FOR               AGAINST
                                                                                VOTES               VOTES

Olympic Environmental Ltd:

                            250,000,000               58,439,281                58,288,235            -0-
                                                                            (151,026 non-voting)
         The merger was approved by a majority vote.


Voyager Group, Inc. (re-structured)

                           7,000,000,000           6,522,412,585              4,100,000,000       -0-
                                                                           (2.422,412,585 non-voting )
         The merger was approved by a majority vote.

8. ASSURANCE OF TITLE. Upon the effective date of this Agreement the surviving Corporation shall assume all debts and liabilities of the Merging Corporations in their entirety and without protest.

9.      The effective date of this merger is June 8, 2002.

IN WITNESS WHEREOF each of the merging corporations, pursuant to authority duly granted by its Board of Directors, have caused this Agreement of Merger to be executed by its sole signing officer.

Under penalty of perjury, the respective SOLE SIGNING OFFICERS of the merging corporations do hereby certify that the above Merger Agreement was adopted as set forth in the above Agreement and that said resolution has not been revoked or amended.

DATED this 8th day of June, 2002.




/s/                        /s/
-----------------------    ------------------------
Olympic Environmental Ltd. VOYAGER GROUP INC.
Herbert Kuglmeier          Marlen Johnston
Director                   President/Director